EXHIBIT 5.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Ivanhoe Energy Inc. on Form F-10 of our reports dated February 14, 2003 appearing in the Annual Report on Form 10-K of Ivanhoe Energy Inc. for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

(signed) “Deloitte & Touche LLP”

Chartered Accountants
Calgary, Canada
October 14, 2003